Exhibit 10.2

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (“Agreement”) is made this 15th day of October, 2008, by and among Buckeye GP LLC, a Delaware limited liability company (the “General Partner”), Buckeye GP Holdings L.P., a Delaware limited partnership (as successor by merger to MainLine Sub LLC)(“Holdco”), MainLine L.P., a Delaware limited partnership (“MainLine”), MainLine GP, Inc., a Delaware  corporation (“MainLine GP”), and Buckeye Pipe Line Services Company, a Pennsylvania corporation (“Services Company”).

WITNESSETH:

WHEREAS, the General Partner, Holdco, MainLine, MainLine GP and Services Company are parties to an Amended and Restated Executive Employment Agreement, dated August 9, 2006 (the “Executive Employment Agreement”);

WHEREAS, all parties to the Executive Employment Agreement wish to terminate the Executive Employment Agreement effective as of January 1, 2009;

WHEREAS, pursuant to Section 10 of the Executive Employment Agreement any termination of such agreement requires the consent of the Trustee of the Buckeye Pipe Line Services Company Employee Stock Ownership Plan Trust (the “Trustee”); and

WHEREAS, the Trustee has consented to the termination of this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Termination of Executive Employment Agreement.  The Executive Employment Agreement is hereby terminated effective as of January 1, 2009 (“Termination Date”); provided, however, that Section 4 (Indemnification) of the Executive Employment Agreement shall survive termination thereof.

2.                                       No Release.  The termination of the Executive Employment Agreement shall not relieve the General Partner, Holdco, MainLine or MainLine GP of their obligation to pay and reimburse Services Company pursuant to Section 3 of the Executive Employment Agreement for compensation paid to certain officers to the extent such payment or reimbursement obligation arose prior to the Termination Date.

3.                                       Headings.  All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

4.                                       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, heirs and assigns.

5.                                       Counterparts. This Agreement may be executed in any number of counterparts (delivery of which may occur via facsimile or e-mail in pdf format), each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

6.                                       Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflicts of laws or choice of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first above written.

BUCKEYE PIPE LINE SERVICES COMPANY

By:	/s/ Stephen E. Muther
Name: Stephen E. Muther
Title: President

BUCKEYE GP HOLDINGS L.P.

By: MainLine Management
Its General Partner

By:	/s/ Forrest E. Wylie
Name: Forrest E. Wylie
Title: Chief Executive Officer

BUCKEYE GP LLC

By:	/s/ Forrest E. Wylie
Name: Forrest E. Wylie
Title: Chief Executive Officer

MAINLINE, L.P.

By: MainLine GP, Inc.
Its General Partner

By:	/s/ Forrest E. Wylie
Name: Forrest E. Wylie
Title: Chief Executive Officer

MAINLINE GP, INC.

By:	/s/ Forrest E. Wylie
Name: Forrest E. Wylie
Title: Chief Executive Officer